Exhibit 10.5

FORM OF OPTION AWARD

NAME:

ADDRESS:

DATE:

You are hereby granted an option, effective as of the date hereof, to purchase ________ shares of Common Stock (par value $0.01 per share) (“Common Stock”) of Republic First Bancorp, Inc. (The “Company”) at a price of $______  per share pursuant to the Company’s Amended and Restated Stock Option Plan and Restricted Stock Plan (the “Plan”) adopted by the Company’s Board of Directors, effective November 14, 1995 as amended April 25, 2000, December 19, 2000 and April 26, 2005.

Your options will vest on _____________.  After that date, but prior to ten years from the date of its grant (prior to five years from the date of its grant if, at the time of the grant, you own stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations), your option may be exercised in whole, or from time to time in part, for up to the total number of shares then subject to the option minus the number of shares previously purchased by exercise of the option (as appropriately adjusted for stock dividends, stock splits and what the Compensation Committee deems in its sole discretion to be similar circumstances).  No fractional shares shall be issued or delivered. This option shall terminate and is not exercisable after the expiration of ten years from the date of its grant, except if terminated earlier as hereafter provided. However,  if a Change of Control shall occur, the option granted hereby (less any option already exercised) shall vest in full upon the occurrence of such Change of Control, excluding transactions announced prior to January 1, 2009.

As used herein, a “Change of Control” will exclude any transactions announced prior to January 1, 2009 and  shall be deemed to have occurred when (a) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing thirty (30%) percent or more of the combined voting power of the Company’s then outstanding securities or (b) the Company becomes a subsidiary of another corporation or is merged or consolidated into another corporation or if substantially all of its assets shall have been sold to an unaffiliated party or parties unless thereafter (1) directors of the Company immediately prior thereto continue to constitute at least fifty (50%) percent of the directors of the surviving entity or purchaser or (2) the Company'’ securities continue to represent, or are converted into securities which represent, more than sixty-six and two thirds (66&2/3) percent of the combined voting power of the surviving entity or purchaser, or (c) fifty (50%) percent or more of the Board is comprised of persons who were not nominated by the Board of election as directors, or (d) the Board adopts a plan of complete liquidation by the Company.

You may exercise your option by giving written notice to the Secretary of the Company on forms supplied by the Company at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase.  The payment may be in any of the following forms:  (1) cash; (2) certificates representing Common Stock of the Company at the average of the bid and ask price of a share of the Company’s Common Stock in trading over-the-counter as reported by NASDAQ on the trading day immediately preceding the delivery of such certificates to the Company or as may otherwise made available, accompanied by an assignment of the stock to the Company, or (3) any combinations of cash and Common Stock of the Company valued as provided in clause (2).  Any assignment of stock shall be in a form and substance satisfactory to the Secretary of the Company, including guarantees of signatures(s) and payment of all transfer taxes if he deems such guarantees necessary or desirable.

Your option will, to the extent not previously exercised by you, terminate three months after the date on which your employment by the Company or a Company subsidiary corporation is terminated other than by reason of disability as defined in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, or death (but in no event later than ten years [five years if, at the time of the grant, you own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations] from the date this option is granted), whether such termination be voluntary or not.  After the date your employment is terminated, as aforesaid, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on the date your employment terminated.  If you are employed by a Company subsidiary corporation, your employment shall be deemed to have terminated on the date your employer ceases to be a Company subsidiary corporation, unless you are on that date transferred to the Company or another Company subsidiary corporation.  Your employment shall not be deemed to have terminated if you are transferred from the Company to a Company subsidiary corporation, or vice versa, or from one Company subsidiary corporation to another Company subsidiary corporation.

This option is not transferable by your otherwise than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you.  If you die while employed by the Company or a Company subsidiary, your legatee(s), distributee(s), executor or administrator, as the case may be, may, at any time within one year after the date of your death (but in no event later than ten years from the date this option is granted) exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime.  If you employment by the Company or a Company subsidiary corporation is terminated by reason of your becoming disabled (within the meaning of Section 105(d)(4) of the Code and the regulations thereunder), you or your legal guardian or custodian may at any time within one year after the date of such termination (but in no event later than ten years from the date this option is granted), exercise the option as to any shares, which you have a right to purchase and did not purchase prior to such termination.  Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this option.

In the event of any change in the capitalization of the Company, such as by stock dividend, stock split or any other change the Compensation Committee deems its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares shall be proportionately adjusted ; provided, however, that such adjustment shall be approved by the stockholders of the Company if required by Section 422 of the Code and the regulations thereunder.

Until the option price has been paid in full pursuant to due exercise of this option and the purchases shares are delivered to you, you do not have any rights as a stockholder of the Company.  The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

Notwithstanding anything to the contrary contained herein, this option is not exercisable until all the following events occur and during the following periods of time:

(1)           Until the Plan pursuant to which this option is granted is approved by the stockholders of the Company in manner prescribed by the Code and the regulations thereunder;

(2)           Until this option and the optioned shares are approved and/or registered with such federal, state or local regulatory bodies or agencies and securities exchanges as the Company may deem necessary or desirable;

(3)           During any period of time in which the Company deems that the exercisability of this option, the offer to sell the shares optioned hereunder, or the sale hereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

It is the intention of the Company and you that this option shall not be an “Incentive Stock Option” as that term is used in Section 422 of the Code and the regulations thereunder.  In the event this option is in any way inconsistent with the legal requirements of the Code or the regulations thereunder for an “Incentive Stock Option,” this option shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity may be achieved by amendment.

This option shall be subject to the terms of the Plan in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part hereof.  In the event of any conflict between the terms of this option and the terms of the Plan in effect on the date of this option, the terms of the Plan shall govern.  This option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, modification or waiver of this option, in whole or in part, shall be binding upon the Company unless in writing or signed by the Chief Executive Officer of the Company.  This option and the performance of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

Please sign the copy of this option and return it to the  Company’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

REPUBLIC FIRST BANCORP, INC.

(SEAL)	By:________________________________
Harry D. Madonna, President and CEO

I hereby acknowledge receipt of a copy of the foregoing stock option and, having read it hereby signify my understanding of, and my agreement with, its terms and conditions.

Signature	Date